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Arch Coal, Inc.

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FOR IMMEDIATE RELEASE

Arch Coal Acquires Coal Reserves in Illinois

ST. LOUIS (October 1, 2007) – Arch Coal, Inc. (NYSE:ACI) today announced that on September 28, 2007 it acquired approximately 157 million tons of recoverable coal reserves and significant surface acreage in the Illinois Basin from International Coal Group, Inc. for approximately $38.9 million. Located in Perry and Washington counties, the acquired coal reserves are adjacent to some of Arch’s existing reserves in the region – creating a nearly 300-million-ton contiguous reserve block of high-quality, low-chlorine bituminous coal suitable for units equipped with scrubbers. With this addition, the company now controls more than 375 million tons of coal reserves in Illinois.

“This strategic acquisition further enhances Arch’s substantial reserve position in Illinois, a market where Arch has a long and successful history,” said Steven F. Leer, Arch Coal’s chairman and chief executive officer. “Additionally, this transaction provides a synergistic opportunity with existing reserves that will allow Arch to build a low-cost platform for future growth in the Illinois Basin.”

More than 80 percent of the acquired underground coal reserves are owned in fee, with the remainder controlled under long-term leases. This transaction also includes extensive ownership rights to overlying surface acreage capable of supporting mine-mouth facilities. Furthermore, the coal reserves are located in close proximity to the Mississippi River to accommodate barge traffic, and are advantageously served by two railroads.

“We expect the Illinois Basin to play a more significant role in U.S. energy markets over the next decade, and envision Arch’s expanded position in the region eventually supporting a mine development for either the domestic utility market or as a stand-alone coal-to-liquids facility, depending on future market conditions,” said Leer.

In addition to company-controlled coal reserves in Illinois, Arch owns an equity interest in Knight Hawk Holdings, LLC, a top 10 coal producer in the Illinois Basin based on 2006 production.

St. Louis-based Arch Coal is one of the nation’s largest coal producers. The company’s core business is providing U.S. power generators with clean-burning, low-sulfur coal for electric generation. Through its national network of mines, Arch supplies the fuel for approximately 6 percent of the electricity generated in the United States.

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Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.